Exhibit 99.1

ChampionX Reports First Quarter 2021 Results

•Revenue of $684.9 million
•Net income attributable to ChampionX of $5.8 million; adjusted net income of $15.6 million
•Adjusted EBITDA of $94.2 million
•Cash from operating activities of $90.2 million and free cash flow of $64.6 million (9% of revenue)

THE WOODLANDS, TX, April 28, 2021 - ChampionX Corporation (“ChampionX”) (NASDAQ: CHX) (“the Company”) today announced first quarter of 2021 results. Revenue was $684.9 million, net income attributable to ChampionX was $5.8 million, and adjusted EBITDA was $94.2 million. Income before income taxes margin was 1.0%, and adjusted EBITDA margin was 13.8%. Cash provided by operating activities was $90.2 million, and free cash flow was $64.6 million.

CEO Commentary

“As we approach the one-year anniversary of our transformational merger, we could not be more proud of how well our organization has performed amid the unprecedented short-term energy market imbalances which resulted from the global pandemic. Our employees around the world have remained laser-focused on serving our customers and communities. I am grateful to them for their dedication to our corporate purpose of improving lives,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the first quarter of 2021, our team resiliently navigated the challenges of supplying products to our customers while facing unprecedented raw materials supply chain disruptions across the Gulf Coast petrochemical complex resulting from Winter Storm Uri. We delivered adjusted EBITDA of $94 million on revenue of $685 million, which declined 3% sequentially, as growth in our shorter-cycle North American land-oriented businesses was offset by expected seasonality in our international operations.

“We continued to demonstrate our strong positive free cash flow profile generating free cash flow of $65 million, which represented 9% of our revenue during the period. We ended the quarter with $611 million of liquidity, including $260 million of cash and $351 million of available capacity on our revolver. We repaid $7 million of debt during the quarter. We remain committed to further reduction of leverage through debt repayment this year. We have provided notice to the holders of our 6.375% Senior Notes due 2026 (the “Notes”) this week that we are redeeming $55 million in principal amount of the Notes on May 7, 2021 at 104.781%, according to the terms on the Notes.

“We continue strong execution on merger integration and remain on track to deliver the full targeted cost synergies of $125 million within 24 months of the merger closing. We exited the first quarter at a $91 million run rate.

“As we look to the second quarter, we expect continued positive momentum in our shorter-cycle North American businesses and a seasonal uptick in our international operations. We anticipate some additional short-term raw materials cost inflation, but with continued volume improvements, pricing realization and cost synergy delivery, we expect meaningful margin rate improvement in the second half, enabling us to exit this year with a higher margin rate than our 2020 exit rate. On a consolidated basis, in the second quarter we expect revenue to be between $700 million and $740 million, driven by our production-oriented businesses, and we expect adjusted EBITDA of $97 million to $105 million.

“As the nascent global economic recovery gains momentum in the second half of this year and beyond, we remain focused on our strategic priorities, disciplined operating model and rigorous capital allocation approach. Our differentiated products and technology, strong free cash flow generation, and enhanced production-focused portfolio, coupled with our strong and motivated team, will enable us to be a long-term winner as the energy industry continues its evolution.”

Production Chemical Technologies

Production Chemical Technologies revenue in the first quarter of 2021 was $412.4 million, a decline of $34.3 million, or 8%, sequentially, due to lower seasonal international volumes and lower sales due to lost oil and gas production from Winter Storm Uri.

Segment operating profit was $30.4 million and adjusted segment EBITDA was $56.0 million. Segment operating profit margin was 7.4%. Adjusted segment EBITDA margin was 13.6%, a decline of 380 basis points, sequentially, due to the aforementioned lower sales volumes, certain raw materials inflation, network supply chain disruptions stemming from shutdowns of Gulf Coast petrochemical complex, and incremental costs to repair and start-up certain ChampionX facilities subsequent to the winter storm.

Production & Automation Technologies

Production & Automation Technologies revenue in the first quarter of 2021 was $166.8 million, an increase of $8.1 million, or 5%, sequentially, due to continued positive demand momentum for our shorter-cycle North American land-oriented product lines.

Revenue from digital products was $23.5 million in the first quarter of 2021, an increase of $1.7 million, or 8%, compared to $21.8 million in the fourth quarter of 2020.

Segment operating profit was $5.4 million, and adjusted segment EBITDA was $35.5 million. Segment operating profit margin was 3.2%. Adjusted segment EBITDA margin was 21.3%, an increase of 280 basis points, sequentially, due to higher sales volumes and favorable product mix.

Drilling Technologies

Drilling Technologies revenue in the first quarter of 2021 was $35.0 million, an increase of $11.4 million, or 48%, sequentially, due to the continued increase in U.S. land drilling activity and customer restocking of polycrystalline diamond cutter inventories.

Segment operating profit was $6.4 million, and adjusted segment EBITDA was $7.3 million. Segment operating profit margin was 18.2%. Adjusted segment EBITDA margin was 20.8%, an increase of 1,010 basis points, sequentially, due to higher volumes.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the first quarter of 2021 was $29.9 million, a decrease of $1.0 million, or 3%, sequentially, mainly due to delayed U.S. well completions activity during the severe winter storm in February.

Segment operating loss was $3.2 million, and adjusted segment EBITDA was a negative $0.6 million. Segment operating loss margin was 10.8%. Adjusted segment EBITDA margin was (1.9)%, a decrease of 900 basis points, sequentially, due to lower volumes, raw materials inflation, and network supply chain disruptions stemming from Winter Storm Uri.

Other Business Highlights

•ChampionX was recognized as the leader in total customer satisfaction in oilfield products for 2021, as well as first in eight specific categories, in a survey conducted by EnergyPoint Research, an independent customer satisfaction research firm.
•Production Chemical Technologies secured key customer contract wins in the Permian and Latin America regions.
•Reservoir Chemical Technologies experienced continued customer uptake with leading U.S. E&P operators, further advancing our direct sales model.
•ChampionX Artificial Lift launched the latest release of its production optimization software, XSPOC 3.1. XSPOC software identifies and diagnoses anomalies in artificially lifted wells, and recommends steps to optimize system performance. XSPOC 3.1 has the added feature of helping operators pinpoint the idle time that allows the well to cycle the fewest number of times without losing production.

•During the first quarter of 2021, 73% of Drilling Technologies revenue was generated from products that were less than three years old.
•Drilling Technologies received a favorable settlement on a patent infringement case, illustrating the strong intellectual property of our technology portfolio.
•Drilling Technologies achieved a trailing 12-month TRIR (Total Recordable Incident Rate) of 0.0.
•ChampionX recently announced the completion of an investment in QLM Technology, which has developed a revolutionary quantum gas camera with a unique ability to detect, visualize and quantify emissions of methane, helping organizations to achieve net zero emissions through mitigation of sources.

Conference Call Details

ChampionX Corporation will host a conference call on Thursday, April 29, 2021, to discuss its first quarter 2021 financial results. The call will begin at 10:00 a.m. Eastern Time. Presentation materials that supplement the conference call are available on ChampionX’s website at investors.championx.com.

To listen to the call via a live webcast, please visit ChampionX’s website at investor.championx.com. The call will also be available by dialing 1-888-424-8151 in the United States and Canada or 1-847-585-4422 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference ChampionX conference call number 7046887.

A replay of the conference call will be available on ChampionX’s website or at https://onlinexperiences.com/scripts/Server.nxp?LASCmd=AI:4;F:QS!10100&ShowUUID=B7BCD101-CA65-498C-B087-564E775B0FF1&LangLocaleID =1033. Enter passcode 50141845.

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About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the accompanying financial tables.

This press release also contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. Due to the forward-looking nature of the aforementioned non-GAAP financial measure, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as net income. Accordingly, we are unable to present a quantitative reconciliation of such forward looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant. Management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance.

About ChampionX

ChampionX (formerly known as Apergy Corporation) is a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. ChampionX’s products provide efficient functioning throughout the lifecycle of a well with a focus on the production phase of wells. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
(in thousands, except per share amounts)	2021	2020	2020
Revenue	$684,888	$706,122	$261,434
Cost of goods and services	522,556	539,979	179,095
Gross profit	162,332	166,143	82,339
Selling, general and administrative expense	143,478	132,811	78,143
Goodwill and long-lived asset impairment	—	—	657,251
Interest expense, net	13,971	15,495	9,039
Other (income) expense, net	(1,936)	(1,170)	(1,633)
Income (loss) before income taxes	6,819	19,007	(660,461)
Provision for (benefit from) income taxes	2,782	11,526	(27,006)
Net income (loss)	4,037	7,481	(633,455)
Less: Net income (loss) attributable to noncontrolling interest	(1,735)	124	273
Net income (loss) attributable to ChampionX	$5,772	$7,357	$(633,728)

Earnings (loss) per share attributable to ChampionX:
Basic	$0.03	$0.04	$(8.18)
Diluted	$0.03	$0.04	$(8.18)

Weighted-average shares outstanding:
Basic	200,580	199,913	77,477
Diluted	207,271	204,825	77,477

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$259,821	$201,421
Receivables, net	528,142	559,545
Inventories, net	435,272	430,112
Prepaid expenses and other current assets	78,019	74,767
Total current assets	1,301,254	1,265,845

Property, plant and equipment, net	833,256	854,536
Goodwill	686,455	680,594
Intangible assets, net	457,275	479,009
Other non-current assets	197,549	195,792
Total assets	$3,475,789	$3,475,776

Liabilities
Current portion of long-term debt	$26,850	$26,850
Accounts payable	333,765	299,666
Other current liabilities	271,820	296,044
Total current liabilities	632,435	622,560

Long-term debt	899,469	905,764
Other long-term liabilities	314,779	334,877
Equity
ChampionX stockholders’ equity	1,644,769	1,625,971
Noncontrolling interest	(15,663)	(13,396)
Total liabilities and equity	$3,475,789	$3,475,776

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash provided by (used for) operating activities:
Net income (loss)	$4,037	$(633,455)
Depreciation	39,150	16,970
Amortization	21,851	12,862
Goodwill and long-lived asset impairment	—	657,251
Receivables	30,019	(6,740)
Inventories	(6,511)	6,587
Accounts payable	36,227	3,068
Leased assets	(1,138)	(7,972)
Other	(33,421)	(19,349)
Net cash provided by operating activities	90,214	29,222

Cash provided by (used for) investing activities:
Capital expenditures	(25,579)	(7,467)
Proceeds from sale of fixed assets	912	721
Net cash used for investing activities	(24,667)	(6,746)

Cash provided by (used for) financing activities:
Repayment of long-term debt	(6,701)	—
Debt issuance costs	—	(1,284)
Other	765	(1,860)
Net cash used for financing activities	(5,936)	(3,144)

Effect of exchange rate changes on cash and cash equivalents	(1,211)	(986)

Net increase (decrease) in cash and cash equivalents	58,400	18,346
Cash and cash equivalents at beginning of period	201,421	35,290
Cash and cash equivalents at end of period	$259,821	$53,636

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
(in thousands)	2021	2020	2020
Segment revenue:
Production Chemical Technologies	$412,371	$446,652	$—
Production & Automation Technologies	166,845	158,777	205,479
Drilling Technologies	34,994	23,568	55,955
Reservoir Chemical Technologies	29,891	30,937	—
Corporate and other	40,787	46,188	—
Total revenue	$684,888	$706,122	$261,434

Income (loss) before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$30,357	$49,200	$—
Production & Automation Technologies	5,362	(4,724)	(648,591)
Drilling Technologies	6,386	153	11,359
Reservoir Chemical Technologies	(3,228)	432	—
Total segment operating profit (loss)	38,877	45,061	(637,232)
Corporate and other	18,087	10,559	14,190
Interest expense, net	13,971	15,495	9,039
Income (loss) before income taxes	$6,819	$19,007	$(660,461)

Operating profit margin / income (loss) before income taxes margin:
Production Chemical Technologies	7.4%	11.0%	—%
Production & Automation Technologies	3.2%	(3.0)%	(315.6)%
Drilling Technologies	18.2%	0.6%	20.3%
Reservoir Chemical Technologies	(10.8)%	1.4%	—%
ChampionX Consolidated	1.0%	2.7%	(252.6)%

Adjusted EBITDA
Production Chemical Technologies	$56,025	$77,872	$—
Production & Automation Technologies	35,512	29,345	40,031
Drilling Technologies	7,292	2,525	15,770
Reservoir Chemical Technologies	(558)	2,204	—
Corporate and other	(4,025)	(3,301)	(2,543)
Adjusted EBITDA	$94,246	$108,645	$53,258

Adjusted EBITDA margin
Production Chemical Technologies	13.6%	17.4%	—%
Production & Automation Technologies	21.3%	18.5%	19.5%
Drilling Technologies	20.8%	10.7%	28.2%
Reservoir Chemical Technologies	(1.9)%	7.1%	—%
ChampionX Consolidated	13.8%	15.4%	20.4%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
(in thousands)	2021	2020	2020
Net income (loss) attributable to ChampionX	$5,772	$7,357	$(633,728)
Pre-tax adjustments:
Acquisition and integration related costs (1)	12,720	5,854	11,508
Restructuring and other related charges	4,256	4,971	2,766
Intellectual property defense	(1,009)	478	211
Acquisition-related adjustments (2)	(3,512)	(2,878)	—
Professional fees related to material weakness remediation and impairment analysis (3)	—	512	2,744
Separation and supplemental benefit costs	—	105	368
Goodwill and long-lived asset impairment (4)	—	—	657,251
Tax impact of adjustments (5)	(2,616)	(2,070)	(39,122)
Adjusted net income (loss) attributable to ChampionX	15,611	14,329	1,998
Tax impact of adjustments (5)	2,616	2,070	39,122
Net income (loss) attributable to noncontrolling interest	(1,735)	124	273
Depreciation and amortization	61,001	65,101	29,832
Provision for (benefit from) income taxes	2,782	11,526	(27,006)
Interest expense, net	13,971	15,495	9,039
Adjusted EBITDA	$94,246	$108,645	$53,258

Diluted earnings (loss) per share attributable to ChampionX:
Reported	$0.03	$0.04	$(8.18)
Adjusted	$0.08	$0.07	$0.03
_______________________
(1)    Includes costs primarily related to the Merger of Chemical Technologies of $0.4 million, $0.9 million and $7.9 million for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively. Additionally, we incurred professional fees related to the integration of Chemical Technologies of $12.3 million, $4.9 million and $3.7 million for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(2)    Includes revenue associated with the amortization of a liability established as part of the Merger, representing unfavorable terms under the Cross Supply Agreement. For the three months ended December 31, 2020, this is offset by incremental expense related to the step-up of inventory value resulting from the purchase accounting entries.
(3)    Includes professional fees related to the remediation of material weaknesses identified during 2019 as well as professional fees incurred in connection with the goodwill impairment charge recognized during the three months ended March 31, 2020.
(4)    Includes charges for goodwill and long-lived asset impairments in our Production & Automation Technologies segment.
(5) We generally tax effect adjustments using a combined federal and state statutory income tax rate. The impairment loss for three months ended March 31, 2020 includes non-taxable goodwill of $560.1 million.

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
(in thousands)	2021	2020	2020
Diluted earnings (loss) per share attributable to ChampionX	$0.03	$0.04	$(8.18)
Per share adjustments:
Acquisition and integration related costs	0.06	0.03	0.15
Restructuring and other related charges	0.02	0.02	0.04
Goodwill and long-lived asset impairment	—	—	8.48
Acquisition-related adjustments	(0.01)	(0.01)	—
Professional fees related to material weakness remediation and impairment analysis	—	—	0.04
Intellectual property defense	(0.01)	—	—
Tax impact of adjustments	(0.01)	(0.01)	(0.50)
Adjusted diluted earnings (loss) per share attributable to ChampionX	$0.08	$0.07	$0.03

Free Cash Flow

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
(in thousands)	2021	2020	2020
Free Cash Flow
Cash provided by operating activities	$90,214	$120,608	$29,222
Less: Capital expenditures	(25,579)	(12,994)	(7,467)
Free cash flow	$64,635	$107,614	$21,755

Cash From Operating Activities to Revenue Ratio
Cash provided by operating activities	$90,214	$120,608	$29,222
Revenue	$684,888	$706,122	$261,434

Cash from operating activities to revenue ratio	13%	17%	11%

Free Cash Flow to Revenue Ratio
Free cash flow	$64,635	$107,614	$21,755
Revenue	$684,888	$706,122	$261,434

Free cash flow to revenue ratio	9%	15%	8%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$64,635	$107,614	$21,755
Adjusted EBITDA	$94,246	$108,645	$53,258

Free cash flow to adjusted EBITDA ratio	69%	99%	41%